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                                                                     EXHIBIT 5.1

            [LETTERHEAD OF DAVIS, GRAHAM & STUBBS LLP APPEARS HERE]


                                 March 5, 1997

Jones International Networks, Ltd.
9697 East Mineral Avenue
Englewood, CO 80112


      Re: Sale of Up to 3,852,500 Shares of Common Stock Pursuant to a Registration Statement on Form S-1 (File No. 333-15657)

Ladies and Gentlemen:

      We are providing this opinion in connection with the registration by Jones International Networks, Ltd., a Colorado corporation (the "Company"), of 3,852,500 shares of common stock, $.01 par value (the "Shares"), on a Registration Statement on Form S-1 (File No. 333-15657), as filed with the Securities and Exchange Commission on November 6, 1996, as subsequently amended on January 10, 1997, and as subsequently amended on February 14, 1997, and as subsequently amended on March 5, 1997 (the registration statement, as so amended, the "Registration Statement").

      In connection with this opinion, we have examined certain corporate records and proceedings of the Company, including actions taken by the Company with respect to the authorization and issuance of the Shares, and such other matters as we deemed appropriate. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

      We hereby consent to the reference to this firm under the heading "Legal Matters" in the Registration Statement, and in the Prospectus constituting a part thereof, as the counsel who will pass upon the validity of the Shares.

                                     Very truly yours,

                                     /s/ DAVIS, GRAHAM & STUBBS LLP
                                     DAVIS, GRAHAM & STUBBS LLP